EXHIBIT 10.35

AMENDED AND RESTATED LOAN AGREEMENT

Between

ZIONS FIRST NATIONAL BANK

Lender

and

BLACK DIAMOND, INC.

BLACK DIAMOND EQUIPMENT, LTD.

BLACK DIAMOND RETAIL, INC.

EVEREST/SAPPHIRE ACQUISITION, LLC

GREGORY MOUNTAIN PRODUCTS, LLC

POC USA, LLC

PIEPS CORPORATION

PIEPS SERVICE, LLC

BD EUROPEAN HOLDINGS, LLC

Co-Borrowers

Effective Date: March 8, 2013

AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated Loan Agreement is made and entered into as of March 8, 2013 (the “Effective Date”) by and among Zions First National Bank, a national banking association, as Lender, and Black Diamond, Inc., a Delaware corporation (formerly known as Clarus Corporation); Black Diamond Equipment, Ltd., a Delaware corporation; Black Diamond Retail, Inc., a Delaware corporation; Everest/Sapphire Acquisition, LLC, a Delaware limited liability company; Gregory Mountain Products, LLC, a Delaware limited liability company; POC USA, LLC, a Delaware limited liability company; Pieps Corporation, a California corporation; PIEPS Service, LLC, a Delaware limited liability company; and BD European Holdings, LLC, a Delaware limited liability company, collectively as Borrowers.

RECITALS

A.	Black Diamond, BDEL, BD-Retail, Everest, and GMP borrowed $35,000,000 from Lender pursuant to that certain Loan Agreement dated May 28, 2010 (as amended from time to time, the “Original Loan Agreement”), evidenced by that certain First Substitute Promissory Note (Revolving Line of Credit) dated May 28, 2010, as replaced by that certain Second Substitute Promissory Note (Revolving Line of Credit) dated September 28, 2012, and that certain Third Substitute Promissory Note (Revolving Line of Credit) dated October 4, 2012.

B.	POC subsequently joined the Loan Documents as a Borrower pursuant to that certain Assumption Agreement dated September 28, 2012 between POC and Lender.

C.	Pieps and BDEH subsequently joined the Loan Documents as Borrowers pursuant to that certain Assumption Agreement dated October 4, 2012 among Pieps, BDEH and Lender.

D.	Lender and Borrowers now desire to enter into this Amended and Restated Loan Agreement for the purpose of amending and restating the Original Loan Agreement in its entirety.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions

1.1          Definitions

Terms defined in the singular shall have the same meaning when used in the plural and vice versa. As used herein, the term:

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“Accounting Standards” means (i) in the case of financial statements and reports, conformity with generally accepted accounting principles fairly representing in all material respects the financial condition as of the date thereof and the results of operations for the period or periods covered thereby, consistent in all material respects with other financial statements of that company previously delivered to Lender in connection with the Loan, and (ii) in the case of calculations, definitions, and covenants, generally accepted accounting principles consistent in all material respects with those used in the preparation of financial statements of Borrowers previously delivered to Lender.

“Acquisition Loan” means the amortizing term loan described in Section 2.3 Acquisition Loan.

“Acquisition Note” means, individually and collectively, the acquisition loan promissory note to be executed by Borrowers and delivered to Lender pursuant to Section 2.3c Acquisition Note hereto, and any and all renewals, extensions, modifications, and replacements thereof.

“Administrator” shall have the meaning set forth in Section 9.18 Jury Trial Waiver, Arbitration, and Class Action.

“Applicable Margin” means, for any day, the applicable percentage set forth as follows:

Tier	Senior Net Debt to Trailing Twelve Month EBITDA Ratio	Applicable Percentage
1	Greater than or equal to 2.75	3.75%
2	Less than 2.75	2.75%

“Arbitration Order” shall have the meaning set forth in Section 9.18 Jury Trial Waiver, Arbitration, and Class Action.

“Asset Coverage” means (i) 70% of the sum of the net book value of the accounts receivable, inventory and property, plant and equipment, less (ii)Total Senior Net Liabilities of Borrowers on a consolidated basis, as reflected on Black Diamond’s consolidated financial statements.

“Auto-Extension Letter of Credit” shall have the meaning set forth in Section 2.2e Letters of Credit.

“Banking Business Day” means any day not a Saturday, Sunday, legal holiday in the State of Utah, or day on which national banks in the State of Utah are authorized to close.

“BD-Asia” means Black Diamond Sporting Equipment (ZFTZ) Co. Ltd., a company whose registered office is located in Guangdong, China.

“BDEAG” means Black Diamond Equipment AG, a limited company whose registered office is in Reinach, canton Basellandschaft, Switzerland.

“BDEH” means BD European Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

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“BDEL” means Black Diamond Equipment, Ltd., a corporation organized and existing under the laws of the State of Delaware.

“BD-Retail” means Black Diamond Retail, Inc., a corporation organized and existing under the laws of the State of Delaware.

“Black Diamond” means Black Diamond, Inc. (formerly known as Clarus Corporation), a corporation organized and existing under the laws of the State of Delaware.

“Borrowers” means, collectively, Black Diamond, BDEL, BD-Retail, Everest, GMP, POC, Pieps, BDEH and any domestic Subsidiaries of Borrowers formed by Borrowers as provided in Section 6.21 Subsidiaries or acquired pursuant to a Permitted Acquisition, or any of them, their successors, and, if permitted, assigns.

“Capital Expenditures” means expenditure for fixed or capital assets as determined in accordance with Accounting Standards.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Borrowers, existing upon or acquired after the Effective Date, that may after the occurrence of a Collateral Trigger Event be or become subject to a security interest or lien in favor of Lender to secure the obligations of Borrowers under the Loan Documents.

“Collateral Documents” means, collectively, all security agreements, assignments, pledges, control agreements, financing statements, deeds of trust, mortgages, and other documents creating, granting, evidencing or perfecting a lien upon the Collateral as security for payment of the obligations of Borrowers under the Loan Documents, and all amendments, modifications, addendums, and replacements thereof, whether presently existing or created in the future.

“Collateral Trigger Event” means the occurrence and continuance beyond any applicable cure or grace periods of any Event of Default.

“Consolidated Financial Statements” means the consolidated financial statements of Black Diamond and its Subsidiaries prepared in accordance with Accounting Standards.

“Debt” means, without duplication, (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under capital leases; (e) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (f) mandatory redemption or purchase obligations with respect to Equity Interests which arise on or before the latest maturity date of the Promissory Notes; (g) obligations under letters of credit; (h) obligations under acceptance facilities; (i) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (j) obligations secured by any mortgage, deed of trust, lien, pledge, or security interest or other charge or encumbrance on property, whether or not the obligations have been assumed.

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“Default Rate” means 3.0% per annum above the Thirty Day LIBOR Rate plus the Tier 1 Applicable Margin.

“Distributions” means any payment to any shareholder of Borrowers for dividends, repurchases, redemptions, retirements or reacquisitions of capital stock, whether in cash or assets.

“Dry Hole Expenses” means verifiable expenses for legal, accounting, investment banking, financial advisory, consulting and other third-party services that would otherwise qualify as Transaction Expenses except that such expenses related to transactions that failed to close, not to exceed an aggregate amount of $500,000 during any Trailing Twelve Month period.

“EBITDA” means earnings (excluding extraordinary gains and losses realized other than in the ordinary course of business and excluding the sale or writedown of intangible or capital assets) before Interest Expense, Income Tax Expense, depreciation, amortization, other non-cash charges (including stock-based compensation and inventory increases required in purchase accounting), Transaction Expenses and Dry Hole Expenses.

“Effective Date” means the date stated at the introduction of this Loan Agreement.

“Environmental Condition” means any condition involving or relating to Hazardous Materials and/or the environment affecting the Real Property, whether or not yet discovered, which is reasonably likely to or does result in any damage, loss, cost, expense, claim, demand, order, or liability to or against Borrowers or Lender by any third party (including, without limitation, any government entity), including, without limitation, any condition resulting from the operation of Borrowers’ business and/or operations in the vicinity of the Real Property and/or any activity or operation formerly conducted by any Person on or off the Real Property.

“Environmental Health and Safety Law” means any legal requirement that govern the Borrowers or the Real Property that requires or relates to:

a.           advising appropriate authorities, employees, or the public of intended or actual releases of Hazardous Materials, violations of discharge limits or other prohibitions, and of the commencement of activities, such as resource extraction or construction, that do or could have significant impact on the environment;

b.           preventing or reducing to acceptable levels the release of Hazardous Materials;

c.           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

d.           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

e.           protecting resources, species, or ecological amenities;

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f.            use, storage, transportation, sale, or transfer of Hazardous Materials or other potentially harmful substances;

g.           cleaning up Hazardous Materials that have been released, preventing the threat of release, and/or paying the costs of such clean up or prevention; or

h.           making responsible parties pay for damages done to the health of others or the environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Equity Interests” means shares of capital stock, partnership interests, membership interests or units in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“ERISA Affiliate” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“Event of Default” shall have the meaning set forth in Section 7.1 Events of Default.

“Everest” means Everest/Sapphire Acquisition, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Existing Debt” means the existing debt of Borrowers and their Subsidiaries as set forth on Exhibit A attached hereto and incorporated hereby.

“FASB” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“Fiscal Year End” means December 31 for any year.

“GMP” means Gregory Mountain Products, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Hazardous Materials” means (i) “hazardous waste” as defined by the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et. seq.), including any future amendments thereto, and regulations promulgated thereunder, and as the term may be defined by any contemporary state counterpart to such act; (ii) “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et. seq.), including any future amendments thereto, and regulations promulgated thereunder, and as the term may be defined by any contemporary state counterpart of such act; (iii) asbestos; (iv) polychlorinated biphenyls; (v) underground or above ground storage tanks, whether empty or filled or partially filled with any substance; (vi) any substance the presence of which is or becomes prohibited by any federal, state, or local law, ordinance, rule, or regulation; and (vii) any substance which under any federal, state, or local law, ordinance, rule or regulation requires special handling or notification in its collection, storage, treatment, transportation, use or disposal.

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“Hedging Transaction” means and includes any transaction now existing or hereafter entered into between Borrowers and Lender and/or affiliates of Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, including without limitation the interest rate swap transaction entered into pursuant to the Hedging Transaction Documents.

“Hedging Transaction Documents” means and includes any ISDA Master Agreement and Schedule thereto between any Borrowers and Lender, and all Confirmations (as such term is defined in an ISDA Master Agreement), between any Borrowers and Lender executed in connection with any Hedging Transactions entered into between Borrowers and Lender now or in the future.

“Income Tax Expense” means expenditures and accruals for federal and state income taxes and foreign income taxes, each determined in accordance with Accounting Standards.

“Intercompany Loans” means any loan or extension of credit from Borrowers or Subsidiaries to any Borrower or Subsidiary, now existing or in the future, including, without limitation, those set forth on Schedule 1.1 hereto.

“Interest Expense” means expenditures and accruals for interest determined in accordance with Accounting Standards.

“Joinder Agreement” means an agreement whereby a company which is the subject of a Permitted Acquisition or which otherwise becomes a Subsidiary of any Borrower agrees to become a Borrower and be bound by the terms and conditions of the Loan Documents, in substantially the form of Exhibit C.

“Lender” means Zions First National Bank, a national banking association, its successors, and assigns.

“Loan” means, individually and collectively, as the context requires, the Acquisition Loan, Revolving Loan and Term Loan.

“Loan Agreement” means this agreement, together with any exhibits, amendments, addendums and modifications.

“Loan Documents” means the Loan Agreement, Promissory Note, all other agreements and documents contemplated by any of the aforesaid documents. Any reference in this Loan Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications, addendums and replacements thereto, whether presently existing or created in the future, and shall refer to this Loan Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

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“Material Adverse Effect” means a material adverse effect on the Borrowers’ financial condition, conduct of their business, or ability to perform their obligations under the Loan Documents, in each case taken as a whole.

“Multi-Employer Plan” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“Negative Pledge” shall have the meaning set forth in Section 6.15 Negative Pledge.

“Net Worth” means total assets minus total liabilities.

“Organizational Documents” means, in the case of a corporation, its Articles of Incorporation or Certificate of Incorporation and By-Laws; in the case of a general partnership, its Articles of Partnership; in the case of a limited partnership, its Articles of Limited Partnership; in the case of a limited liability company, its Articles of Organization or Certificate of Formation and Operating Agreement or Regulations, if any; in the case of a limited liability partnership, its Articles of Limited Liability Partnership; and all amendments, modifications, and changes to any of the foregoing which are currently in effect.

“PBGC” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“Permitted Acquisitions” shall have the meaning set forth in Section 6.17 Mergers, Consolidations, Acquisitions, Sale of Assets.

“Permitted Business” means any business in which the Borrowers are currently engaged or any other business in the outdoor recreation industry, including without limitation, climbing, hiking, skiing and camping products, and any business reasonably similar, ancillary, related or complementary thereto, or a reasonable extension, development or expansion thereof.

“Permitted Joint Venture” shall have the meaning set forth in Section 6.18 Joint Ventures and Investments.

“Person” means any natural person, any unincorporated association, any corporation, firm, any joint venture, any partnership, any limited liability company, any association, any enterprise, any trust or other legal entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Pieps” means Pieps Corporation, a corporation organized and existing under the laws of the State of California.

“PIEPS Service” means PIEPS Service, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“Plan” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“POC” means POC USA, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

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“Promissory Note” means, individually and collectively, as the context requires, the Acquisition Note, Revolving Note, and Term Note.

“Real Property” means any and all real property or improvements thereon owned or leased by Borrowers or in which Borrowers have any other interest of any nature whatsoever.

“Reimbursement Agreement” shall have the meaning set forth in Section 2.2e Letters of Credit.

“Reportable Event” shall have the meaning set forth in Section 5.8 Compliance with ERISA.

“Responsible Officer” means, with respect to any Borrower, the chairman, vice chairman, chief executive officer, chief financial officer, vice president, treasurer, secretary or controller of such Borrower.

“Revolving Loan” means the revolving loan described in Section 2.2 Revolving Loan.

“Revolving Note” means, individually and collectively, the revolving line of credit promissory note to be executed by Borrowers and delivered to Lender pursuant to Section 2.2c Revolving Note hereto, and any and all renewals, extensions, modifications, and replacements thereof.

“Senior Net Debt” means Borrowers’ Debt minus cash on hand, cash equivalents, marketable securities, and Subordinated Debt.

“Sweep Account” means any account or accounts of Borrowers established with Lender pursuant to the Sweep Account Agreement, now or in the future.

“Sweep Account Agreement” means any agreement between Borrowers and Lender establishing a sweep account arrangement, and all amendments, modifications and replacements thereof.

“Subordinated Debt” means those certain 5% Unsecured Subordinated Notes not to exceed an aggregate amount of up to $23,000,000, executed by Black Diamond dated as of: (i) the date of the Original Loan Agreement in favor of Kanders GMP Holdings, LLC, Robert R. Schiller Cornerstone Trust, and Deborah Schiller 2005 Revocable Trust; (ii) May 29, 2012 in favor of Kanders GMP Holdings and Schiller Gregory Investment Company, LLC; and (iii) August 13, 2012 in favor of Kanders GMP Holdings and Schiller Gregory Investment Company, LLC.

“Subsidiaries” means any existing or future domestic or foreign corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by any Borrower, or the management of which is otherwise controlled by any Borrower, directly, or indirectly through one or more intermediaries.

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“Term Loan” means the amortizing term described in Section 2.1 Term Loan.

“Term Note” means, individually and collectively, the amortizing term promissory note to be executed by Borrowers and delivered to Lender pursuant to Section 2.1c Term Note hereto, and any and all renewals, extensions, modifications, and replacements thereof.

“Total Senior Net Liabilities” means total liabilities minus the sum of: cash on hand, cash equivalents, marketable securities, Subordinated Debt, and deferred tax liabilities.

“Trailing Twelve Month” means the 12 calendar month period immediately preceding the date of calculation.

“Transaction Expenses” means reasonable and customary costs and fees paid or accrued in connection with the closing of future Permitted Acquisitions, including all legal, accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses.

1.2          Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Loan Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2.	The Loan

2.1          Term Loan

a.           Amount of Term Loan. Upon fulfillment of all conditions precedent set forth in this Loan Agreement, subject to the terms of the Term Note, and so long as no Event of Default exists which has not been waived or timely cured, and no other breach has occurred which has not been waived or timely cured under the Loan Documents, Lender agrees to loan Borrowers up to $15,000,000, pursuant to this Section 2.1.

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b.           Nature and Duration of Loan. The Term Loan shall be a multiple advance term loan payable in full upon the dates and conditions provided in the Term Note. The obligation of Lender to disburse any proceeds of the Term Loan to Borrowers shall not accrue until all of the conditions set forth in Section 4 Conditions to Loan Disbursements have been fully satisfied. Upon the maturity of the Term Loan any and all amounts owing to Lender pursuant to the Term Note and this Loan Agreement shall thereupon be due and payable in full unless the Term Loan is renewed or extended by Lender in which case such termination shall occur upon the maturity of the final renewal or extension of the Term Loan.

c.           Term Note. The Term Loan shall be evidenced by the Term Note. The Term Note shall be executed and delivered to Lender upon execution and delivery of this Loan Agreement. Proceeds of the Term Note may be disbursed by Lender by wire transfer.

2.2          Revolving Loan

a.           Amount of Revolving Loan. Upon fulfillment of all conditions precedent set forth in this Loan Agreement, subject to the terms of the Revolving Note, and so long as no Event of Default exists which has not been waived or timely cured, and no other breach has occurred which has not been waived or timely cured under the Loan Documents, Lender agrees to loan Borrowers up to $30,000,000, pursuant to this Section 2.2.

b.           Nature and Duration of Revolving Loan. The Revolving Loan shall be payable in full upon the date and upon the terms and conditions provided in the Revolving Note. Lender and Borrowers intend the Revolving Loan to be in the nature of a line of credit under which Borrowers may repeatedly draw funds on a revolving basis in accordance with the terms and conditions of this Loan Agreement and the Revolving Note. The obligation of Lender to disburse any proceeds of the Revolving Loan to Borrowers shall not accrue until all of the conditions set forth in Section 4 Conditions to Loan Disbursements have been fully satisfied. Upon the maturity of the Revolving Loan any and all amounts owing to Lender pursuant to the Revolving Note and this Loan Agreement shall thereupon be due and payable in full unless the Revolving Loan is renewed or extended by Lender in which case such termination shall occur upon the maturity of the final renewal or extension of the Revolving Loan.

c.           Revolving Note. The Revolving Loan shall be evidenced by the Revolving Note. The Revolving Note shall be executed and delivered to Lender upon execution and delivery of this Agreement. Proceeds of the Revolving Loan may be disbursed by Lender by wire transfer.

d.           Sweep Account. At the election of Borrowers, the Revolving Note may be linked to the Sweep Account pursuant to the Sweep Account Agreement. Borrowers may unilaterally terminate the Sweep Account at any time. To the extent, if any, the terms of the Sweep Account are inconsistent with or contradict the terms of the Loan Documents, the terms of the Loan Documents shall govern. All references in the Sweep Account Agreement to a “Commercial Loan Line” or similar references to a line of credit are amended to refer to the Revolving Loan.

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If such election is made, (i) Lender is authorized and directed to disburse funds under the Revolving Note for deposit into the Sweep Account on each Banking Business Day as needed to cover all checks and other charges against the Sweep Account; (ii) upon occurrence of an Event of Default or an event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, Lender may, in its sole discretion, cease all disbursements under the Revolving Note into the Sweep Account; and (iii) Lender is authorized and directed to disburse all collected funds in the Sweep Account on each Banking Business Day to Lender to be applied on the Revolving Note.

It is acknowledged that posting of credits and debits to and from the Sweep Account are made on the same Business Banking Day the transactions occur and that the posting of credits and debits to and from the Revolving Note are made one Banking Business Day after the transactions occur but are deemed effective as of the prior Banking Business Day.

e.           Letters of Credit. Borrowers may request that Lender or Lender’s affiliates issue letters of credit against the Revolving Note. Any letters of credit issued hereunder shall be in form and content acceptable to Lender. All requests for issuance of letters of credit shall require two Banking Business Days’ prior notice, and shall, unless otherwise agreed by Lender, have an expiry date which is the earlier of one year after its issuance or the maturity date of the Revolving Note provided that the expiry date of any letter of credit may be up to 12 months later than the maturity date of the Revolving Note if Borrowers agree at the time of issuance that, after the payment of all of the obligations of Borrowers hereunder, Borrowers will provide Lender with cash collateral in the amount of 103% of the stated amount of the applicable letter of credit. Lender may require Borrowers to execute Lender’s standard application and reimbursement agreement for letters of credit (the “Reimbursement Agreement”), provided that, in the event of any conflict between the terms of the Reimbursement Agreement and this Agreement, the terms of this Agreement shall apply, including terms with respect to the disbursement of funds hereunder to reimburse Lender for drawings on letters of credit.

If any Borrower so requests, Lender shall, subject to the other conditions set forth in this Section 2.2e and so long as no Event of Default or event which with the passage of time or giving of notice, or both, has occurred and is continuing and there is availability therefor under the Loan, issue letters of credit under this Loan Agreement that have automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must (i) permit Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such letter of credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such letter of credit is issued, and (ii) not be permitted to have an expiry date later than the maturity date of the Revolving Loan unless Borrowers satisfy the requirements set forth in this Section 2.2e. Unless otherwise directed by Lender in writing, Borrowers shall not be required to make a specific request to Lender for any such extension.

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Borrowers shall pay quarterly, in advance all fees and charges for issuance of letters of credit, including: (i) fees customarily charged by Lender, (ii) for standby letters of credit, an issuance fee equal to the Applicable Margin then in effect of the face amount of each such letter of credit, and (iii) any fees set forth in this Loan Agreement or the Reimbursement Agreement. Upon issuance of a letter of credit against the Revolving Note, an amount of the Revolving Note equal to the amount of the letter of credit shall be frozen and unavailable for disbursement upon request of Borrowers so long as the letter of credit is outstanding or subject to payment. Upon payment by Lender of any drawing on any letter of credit issued against the Revolving Note, Lender shall disburse funds under the Revolving Note to reimburse Lender for the amount of the drawing.

f.            Non-Use Fee. Borrowers shall pay to Lender a non-use fee based on the unused portion of the Loan, calculated on the average unused daily balance of the Loan for each calendar quarter or portion thereof based on a 360 day year and actual days elapsed based on the applicable per annum percentage as follows:

Tier	Senior Net Debt to Trailing Twelve Month EBITDA Ratio	Applicable Percentage
1	Greater than or equal to 2.75	0.60%
2	Less than 2.75	0.40%

For purposes of calculating the unused portion of the Loan, outstanding letters of credit issued hereunder shall be considered usage of the Revolving Loan. The fee shall be payable quarterly, in arrears, and shall be due no later than the fifth Banking Business Day after receipt by Borrowers of a statement therefor from Lender.

2.3          Acquisition Loan

a.           Amount of Acquisition Loan. Upon fulfillment of all conditions precedent set forth in this Loan Agreement, and so long as no Event of Default exists, and no other event has occurred and continues to exist which, with the passage of time or giving of notice, or both, would constitute an Event of Default, Lender agrees to loan Borrowers up to $10,000,000 for funding Permitted Acquisitions and Permitted Joint Ventures, pursuant to this Section 2.3.

b.           Nature and Duration of Acquisition Loan. The Acquisition Loan shall be a multiple advance term loan payable in full upon the date and upon the terms and conditions provided in the Acquisition Note. The obligation of Lender to disburse any proceeds of the Acquisition Loan to Borrowers shall not accrue until all of the conditions set forth in Section 4 Conditions to Loan Disbursements have been fully satisfied. Upon the maturity of the Acquisition Loan any and all amounts owing to Lender pursuant to the Acquisition Note and this Loan Agreement shall thereupon be due and payable in full unless the Acquisition Loan is renewed or extended by Lender in which case such termination shall occur upon the maturity of the final renewal or extension of the Acquisition Loan.

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c.           Acquisition Note. The Acquisition Loan shall be evidenced by the Acquisition Note. The Acquisition Note shall be executed and delivered to Lender upon execution and delivery of this Loan Agreement.

2.4          Disbursements under the Loan

Disbursements under the Loan may be made upon request by any of the Borrowers without further approval or authorization from the other Borrowers. Each Borrower hereby authorizes and ratifies all such requests by the other Borrowers. Disbursements under the Loan may be made automatically pursuant to a cash manager program linked to one or more depository accounts of any of the Borrowers.

2.5          Automatic Payment

Unless Lender agrees otherwise in writing, Borrowers shall execute the necessary documents and arrange for all payments hereunder to be paid by automatic transfer of funds from the account of Borrowers with a designated financial institution acceptable to Lender. Lender is further authorized to debit, for the purpose of making any payment hereunder, (i) any account of Borrowers held by Lender, or (ii) the Revolving Loan.

2.6          Funding Fee

Upon execution and delivery of this Loan Agreement, Borrowers shall pay Lender an initial funding fee on the Revolving Loan and Term Loan of $56,250. Upon the first draw on the Acquisition Loan, Borrowers shall pay Lender a subsequent funding fee on the Acquisition Loan of $50,000. No portion of such funding fees shall be refunded in the event of early termination of this Loan Agreement or any termination or reduction of the right of Borrowers to request advances under this Loan Agreement. Lender is authorized and directed upon execution of this Loan Agreement and fulfillment of all conditions precedent hereunder, to disburse a sufficient amount of the Loan proceeds to pay the initial funding fee in full. Lender is further authorized and directed upon the date of the first draw of the Acquisition Loan, to disburse a sufficient amount of the Acquisition Loan proceeds to pay the subsequent funding fee in full.

2.7          Late Fee

If any payment hereunder is more than ten days past due, Lender may charge, and Borrowers shall pay upon demand, a late fee equal to 5% of the amount of such payment or $50, whichever is greater, to compensate Lender for administrative expenses and other costs of delinquent payments, and such late fee shall be in addition to and not as a waiver of, Lender’s remedies arising from Borrowers’ failure to make such payment. The amount of any late fee shall be added to the principal balance of the Loan and shall accrue interest hereunder at the Default Rate until paid in full.

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2.8          Consideration Among Co-Borrowers

The transactions evidenced by the Loan Documents are in the best interests of Borrowers, including non-Borrower Subsidiaries, and creditors of Borrowers, including non-Borrower Subsidiaries. Borrowers and non-Borrower Subsidiaries are a single integrated financial enterprise and each of the Borrowers and non-Borrower Subsidiaries receives a substantial benefit from the availability of credit under the Loan Documents. Borrowers and non-Borrower Subsidiaries would not be able to obtain financing in the amounts or upon terms as favorable as provided in the Loan Documents on an individual basis. The Loan will enable each of the Borrowers and non-Borrower Subsidiaries to operate their business more efficiently, more profitably, and to expand their businesses. The direct and indirect benefits that inure to each of the Borrowers and non-Borrower Subsidiaries by entering into the Loan Documents constitute substantially more than “reasonable equivalent value” (as such term is used in § 548 of the United States Bankruptcy Code) and “valuable consideration”, “fair value”, and “fair consideration” (as such terms are used in state fraudulent transfer law).

3.	Security for Loan

3.1          Collateral

The obligations of Borrowers under the Loan shall be unsecured so long as no Collateral Triggering Event has occurred. Each Borrower hereby agrees that upon the occurrence a Collateral Triggering Event, each Borrower shall immediately grant a security interest in all of its respective assets, including, without limitation, a pledge of 100% such Borrower’s Equity Interests in domestic Subsidiaries and 66% of such Borrower’s Equity Interests in foreign Subsidiaries to secure the obligations of Borrowers under the Loan Documents. At such time, Borrowers shall execute any and all Collateral Documents Lender deems necessary to grant such security interests in the Collateral and shall take such actions as Lender requests to permit Lender to perfect its security interests in the Collateral.

Each Borrower acknowledges its intention that the Loan is a “Related Debt” as defined in the Hedging Transaction Documents, and agrees that the intention and interpretation of said interest rate management transaction is that the Loan is a “Related Debt” thereunder. The priority of the interests in the Collateral securing the Loan and any Hedging Transaction Documents, if any, shall be pari passu.

4.	Conditions to Loan Disbursements

4.1          Conditions to Initial Loan Disbursements

Lender’s obligation to disburse any of the Loan on the Effective Date is expressly subject to, and shall not arise until all of the conditions set forth below have been satisfied. All of the documents referred to below must be in a form and substance acceptable to Lender.

a.           All of the Loan Documents and all other documents contemplated to be delivered to Lender prior to funding have been fully executed and delivered to Lender.

b.           All other conditions precedent provided in or contemplated by the Loan Documents or any other agreement or document have been performed.

c.           As of the Effective Date, the following shall be true and correct: (i) all representations and warranties made by Borrowers in the Loan Documents are true and correct in all material respects as of the date of such disbursement; and (ii) no Event of Default has occurred which has not been waived or timely cured and no conditions exist and no event has occurred, which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

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d.           Lender has received certificates of insurance pursuant to Section 6.8 Insurance reasonably acceptable to Lender.

e.           Lender has received a certificate of the corporate secretary, an assistant secretary or equivalent partner, manager or member, as applicable, of Borrowers, in a form and content reasonably acceptable to Lender, attaching or including as applicable: (i) certified copies of all Organizational Documents of Borrowers, (ii) resolutions of the board of directors or managers, as applicable, and of the shareholders or members, as applicable, of Borrowers authorizing and approving the execution, delivery and performance of each Loan Document to which such Person is a party; (iii) good standing certificates or their equivalents from the respective states of organization and the respective states in which the principal places of business of each is located, each to be dated a recent date prior to the Effective Date; and (iv) signature and incumbency certificates of the Responsible Officers of Borrowers executing the Loan Documents.

f.            Lender shall have received the initial funding fee referenced in Section 2.6 Funding Fee and all fees and other amounts due and payable on or prior to the Effective Date, including, reimbursement or payment of all reasonable legal fees and expenses of Lender’s counsel, and all reasonable out-of-pocket expenses required to be reimbursed or paid by Borrowers under the Loan Documents

All conditions precedent set forth in this Loan Agreement and any of the Loan Documents are for the sole benefit of Lender and may be waived unilaterally by Lender.

4.2          Conditions to Subsequent Loan Disbursements

After the Effective Date, Lender’s obligation to make any disbursements of the Loan, and to issue, extend or renew any letter of credit, shall be subject to the satisfaction or waiver of the following conditions precedent and the terms of each Promissory Note:

a.           All other conditions precedent for subsequent disbursements provided in or contemplated by the Loan Documents or any other agreement or document have been performed.

b.           At the time of each such disbursement of the Loan, or the issuance, extension or renewal of such letter of credit, and also immediately after giving effect thereto, (i) there shall exist no Event of Default or event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, and (ii) all representations and warranties of Borrowers contained herein or in the other Loan Documents shall be true and correct in all material respects (except that to the extent any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such disbursement of the Loan or issuance, extension or other renewal of any letter of credit, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects (except that to the extent any such representation or warranty contains any materiality qualifier, such representation or warranty shall be true and correct in all respects) as of such earlier date.

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c.           The acceptance of the benefits of each disbursement of the Loan or issuance, extension or renewal of any letter of credit shall constitute a representation and warranty by Borrowers to Lender that all of the applicable conditions specified in this Section 4.2 Conditions to Subsequent Loan Disbursements have been satisfied as of the times referred to in this Section.

4.3          No Default, Adverse Change, False or Misleading Statement

Lender’s obligation to advance any funds at any time pursuant to this Loan Agreement and the Promissory Note shall, at Lender’s sole discretion, terminate upon the occurrence of any Event of Default or any event which could have a Material Adverse Effect. Upon the exercise of such discretion, Lender shall be relieved of all further obligations under the Loan Documents.

5.	Representations and Warranties

5.1          Organization and Qualification

Black Diamond represents and warrants that it is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and that it is qualified and in good standing as a foreign corporation in the States of Connecticut and Utah.

BDEL represents and warrants that it is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and that it is qualified and in good standing as a foreign corporation in the State of Utah.

BD-Retail represents and warrants that it is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and that it is qualified and in good standing as a foreign corporation in the State of Utah.

Each of Everest, GMP, POC, PIEPS Service and BDEH represents and warrants that it is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware, and that, if required, it is qualified and in good standing as a foreign limited liability company in the State of Utah.

Pieps represents and warrants that it is a corporation duly organized and existing in good standing under the laws of the State of California, and that it is qualified and in good standing as a foreign corporation in the State of Utah.

Each Borrower represents and warrants that it is duly qualified to do business in each jurisdiction where the conduct of its business requires qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on Borrowers, taken as a whole.

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Each Borrower represents and warrants that it has the full power and authority to own its property and to conduct the business in which it engages and to enter into and perform its obligations under the Loan Documents.

Each Borrower represents and warrants that it has delivered to Lender or Lender’s counsel accurate and complete copies of such Borrower’s Organizational Documents which are operative and in effect as of the Effective Date.

5.2          Authorization

Borrowers represent and warrant that the execution, delivery, and performance by Borrowers of the Loan Documents have been duly authorized by all necessary action on the part of Borrowers and do not violate the Borrowers’ Organizational Documents or any resolution of the Board of Directors or similar body of Borrowers, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which Borrowers are a party or by which they are bound, and that upon execution and delivery thereof, the Loan Documents will constitute legal, valid, and binding agreements and obligations of Borrowers, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law.

5.3          Corporate Relationships

Borrowers represent and warrant that as of the Effective Date (i) Black Diamond owns all of the issued and outstanding Equity Interests of Everest, POC and BDEH, (ii) Everest owns all of the issued and outstanding Equity Interests of BDEL and GMP, (iii) BDEL owns all of the issued and outstanding Equity Interests of BD-Retail, BDEAG and BD-Asia, and (iv) BDEH indirectly owns all of the issued and outstanding Equity Interests of Pieps.

5.4          No Governmental Approval Necessary

Borrowers represent and warrant that no consent by, approval of, giving of notice to, registration with, or taking of any other action with respect to or by any federal, state, or local governmental authority or organization is required for Borrowers’ execution, delivery, or performance of the Loan Documents, except where any failure to so obtain such consent or approval or take any other action could not reasonably be expected to have a Material Adverse Effect.

5.5          Accuracy of Financial Statements

Borrowers represent and warrant that all of the audited consolidated financial statements of Black Diamond and its Subsidiaries heretofore delivered to Lender have been prepared in accordance with Accounting Standards.

Borrowers represent and warrant that all of the unaudited financial statements heretofore delivered to Lender in connection with this Loan fairly present in all material respects Borrowers’ financial condition as of the date thereof and the results of Borrowers’ operations for the period or periods covered thereby and are consistent in all material respects with other financial statements previously delivered to Lender.

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Borrowers represent and warrant that since the dates of the most recent audited and unaudited financial statements delivered to Lender, there has been no event which would have a Material Adverse Effect on the financial condition of Black Diamond and its Subsidiaries, taken as a whole.

5.6          No Pending or Threatened Litigation

Borrowers represent and warrant that, except as disclosed in Black Diamond’s periodic filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, there are no actions, suits, or proceedings pending or, to Borrowers’ knowledge, threatened against or affecting Borrowers in any court or before any governmental commission, board, or authority which, if adversely determined, would have a Material Adverse Effect.

5.7          Full and Accurate Disclosure

Borrowers represent and warrant that this Loan Agreement, the financial statements referred to herein and any loan application submitted to Lender, and all other statements furnished by Borrowers to Lender in connection herewith contain no untrue statement of a material fact and omit no material fact necessary to make the statements contained therein or herein not misleading in any material respect. Borrowers represent and warrant that they have not failed to disclose in writing to Lender any fact that would have a Material Adverse Effect on Black Diamond and its Subsidiaries, taken as a whole.

5.8          Compliance with ERISA

Borrowers represent and warrant that Borrowers are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, and the regulations and published interpretations thereunder. Neither a Reportable Event as set forth in Section 4043 of ERISA or the regulations thereunder (“Reportable Event”) nor a prohibited transaction as set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, has occurred and is continuing with respect to any employee benefit plan established, maintained, or to which contributions have been made by Borrowers or any trade or business (whether or not incorporated) which together with Borrowers would be treated as a single employer under Section 4001 of ERISA (“ERISA Affiliate”) for its employees which is covered by Title I or Title IV of ERISA (“Plan”); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated which is subject to Title IV of ERISA; no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings to terminate, or appoint a trustee to administer a Plan, nor has the PBGC instituted any such proceedings; neither Borrowers nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from any Plan described in Section 4001(a)(3) of ERISA which covers employees of Borrowers or any ERISA Affiliate (“Multi-employer Plan”); Borrowers and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets equals or exceeds the present value of all vested benefits under or all claims reasonably anticipated against each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder and the applicable statements of the Financial Accounting Standards Board (“FASB”) for calculating the potential liability of Borrowers or any ERISA Affiliate under any Plan; neither Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC (except payment of premiums, which is current) under ERISA.

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Borrowers, each ERISA Affiliate and each group health plan (as defined in ERISA Section 733) sponsored by Borrowers and each ERISA Affiliate, or in which Borrowers or any ERISA Affiliate is a participating employer, are in material compliance with, have satisfied and continue to satisfy (to the extent applicable) all requirements for continuation of group health coverage under Section 4980B of the Internal Revenue Code and Sections 601 et seq. of ERISA, and are in compliance with, have satisfied and continue to satisfy Part 7 of ERISA and all corresponding and similar state laws relating to portability, access and renewability of group health benefits and other requirements included in Part 7.

5.9          Compliance with USA Patriot Act

Borrowers represent and warrant that they are not subject to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrowers or from otherwise conducting business with Borrowers.

5.10        Compliance with All Other Applicable Law

Borrowers represent and warrant that, except as set forth on Schedule 5.10, they have complied in all material respects with all applicable statutes, rules, regulations, orders, and restrictions of any domestic or foreign government, or any instrumentality or agency thereof having jurisdiction over the conduct of Borrowers’ business or the ownership of its properties, the failure to comply with which could reasonably be expected to have a Material Adverse Effect on Black Diamond and its Subsidiaries, taken as a whole.

5.11        Environmental Representations and Warranties

Borrowers represent and warrant that, except as set forth on Schedule 5.11, no Hazardous Materials are now located on, in, or under the Real Property, nor is there any Environmental Condition on, in, or under the Real Property and neither Borrowers nor, to Borrowers’ knowledge, after due inquiry and investigation, any other Person has ever caused or permitted any Hazardous Materials to be placed, held, used, stored, released, generated, located or disposed of on, in or under the Real Property, or any part thereof, nor caused or allowed an Environmental Condition to exist on, in or under the Real Property, except in the ordinary course of Borrowers’ business under conditions that are generally recognized to be appropriate and safe and that are in compliance with all applicable Environmental Health and Safety Laws. Borrowers further represent and warrant that no investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials and/or an Environmental Condition is proposed, threatened, anticipated or in existence with respect to the Real Property.

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5.12        Operation of Business

Borrowers represent and warrant that, except as set forth on Schedule 5.12, to their knowledge, Borrowers possess all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and to their knowledge, Borrowers are not in violation of any valid rights of others which would have a Material Adverse Effect on Borrowers with respect to any of the foregoing.

5.13        Payment of Taxes

Borrowers represent and warrant that Borrowers have filed all material tax returns (federal, state, and local) required to be filed and have paid all material taxes, assessments, and governmental charges and levies, including interest and penalties, on Borrowers’ assets, business and income, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.

5.14        Solvency

Borrowers represent and warrant that immediately before and immediately after the closing of the Loan, the Borrowers are solvent and able to pay their debts as the debts become due.

6.	Borrowers’ Covenants

Borrowers make the following agreements and covenants, which shall continue so long as this Loan Agreement is in effect and so long as Borrowers are indebted to Lender for obligations arising out of, identified in, or contemplated by this Loan Agreement.

6.1          Use of Proceeds

Borrowers shall use the proceeds of the Loan for general corporate purposes, including funds for working capital, capital expenditures, loans and/or investments in wholly-owned foreign Subsidiaries, the issuance of letters of credit and Permitted Acquisitions.

Borrowers shall not, directly or indirectly, use any of the proceeds of the Loan for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or is inconsistent with, Regulation X of said Board of Governors, or for any other purpose not permitted by Section 7 of the Securities Exchange Act of 1934, as amended, or by any of the rules and regulations respecting the extension of credit promulgated thereunder.

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6.2          Continued Compliance with ERISA

Borrowers covenant that, with respect to all Plans (as defined in Section 5.8 Compliance with ERISA) which Borrowers or any ERISA Affiliate currently maintains or to which Borrowers or any ERISA Affiliate is a sponsoring or participating employer, fiduciary, party in interest or disqualified person or which Borrowers or any ERISA Affiliate may hereafter adopt, Borrowers and each ERISA Affiliate shall continue to comply in all material respects with all applicable provisions of the Internal Revenue Code and ERISA and with all representations made in Section 5.8 Compliance with ERISA, including, without limitation, conformance with all notice and reporting requirements, funding standards, prohibited transaction rules, multi-employer plan rules, necessary reserve requirements, and health care continuation, coverage and portability requirements, except where the failure to so comply would not have a Material Adverse Effect on Black Diamond and its Subsidiaries, taken as a whole.

6.3          Continued Compliance with USA Patriot Act

Borrowers shall (a) not be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrowers or from otherwise conducting business with Borrowers, and (b) provide documentary and other evidence of Borrowers’ identity as may reasonably be requested by Lender at any time to enable Lender to verify Borrowers’ identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

6.4          Continued Compliance with Applicable Law

Borrowers shall conduct their business in a lawful manner and in material compliance with all applicable federal, state, and local laws, ordinances, rules, regulations, and orders; shall maintain in good standing all licenses and organizational or other qualifications reasonably necessary to its business and existence; and shall not engage in any business not authorized by and not in accordance with its Organizational Documents and other governing documents.

6.5          Prior Consent for Amendment or Change

Except as set forth in Schedule 6.5 or changes that would not have any adverse effect on Lender, Borrowers shall not modify, amend, waive, or otherwise alter, or fail to enforce, their Organizational Documents or other governing documents without Lender’s prior written consent.

6.6          Payment of Taxes and Obligations

Borrowers shall pay when due all material taxes, assessments, and governmental charges and levies on Borrowers’ assets, business, and income, and all material obligations of Borrowers of whatever nature, except such as are being contested in good faith by proper proceedings and as to which adequate reserves are maintained.

6.7          Financial Statements and Reports

Borrowers shall provide Lender with such financial statements and reports concerning Borrowers and Subsidiaries as Lender may reasonably request. Audited financial statements and reports shall be prepared in accordance with Accounting Standards. Unaudited financial statements and reports shall fairly present in all material respects Borrowers’ financial condition as of the date thereof and the results of Borrowers’ operations for the period or periods covered thereby and shall be consistent in all material respects with other financial statements previously delivered to Lender in connection with this Loan.

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Until requested otherwise by Lender, Borrowers shall provide the following financial statements and reports to Lender:

a.           Annual audited Consolidated Financial Statements for each fiscal year of Black Diamond, to be delivered to Lender 105 days after such Fiscal Year End. Borrowers shall also submit to Lender copies of any management letters or other reports submitted by independent certified public accountants in connection with the examination of the financial statements of Borrowers made by such accountants.

b.           Quarterly Consolidated Financial Statements for each fiscal quarter of Black Diamond, to be delivered 45 days after the end of the fiscal quarter. The quarterly financial statements shall include a certification by a Responsible Officer of Black Diamond that the quarterly financial statements fairly represent Borrowers’ financial condition in all material respects as of the date thereof and the results of the operations of the period covered thereby and are consistent, except as disclosed in the footnotes thereto, in all material respects with other financial statements previously delivered to Lender.

c.           Together with each of the annual and quarterly Consolidated Financial Statements required to be delivered pursuant to the provisions of paragraphs (a) and (b) above, Borrowers shall submit to Lender a compliance certificate in a form reasonably acceptable to Lender certifying that Borrowers are in compliance with all terms and conditions of this Loan Agreement, including compliance with the financial covenants provided in Section 6.14 Financial Covenants. The compliance certificate shall include the data and calculations supporting all financial covenants, whether in compliance or not, and shall be signed by a Responsible Officer of Black Diamond.

d.           Financial forecasts for each fiscal year of Black Diamond, with projections broken down by each fiscal quarter, to be delivered 60 days after each Fiscal Year End.

6.8          Insurance

Borrowers shall maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

6.9          Inspection

Borrowers shall at any reasonable time during normal business hours and from time to time permit Lender or any representative of Lender to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the properties and assets of, Borrowers, and to discuss the affairs, finances, and accounts of Borrowers with any of Borrowers’ officers and directors and with Borrowers’ independent accountants; provided, however, that Lender shall take reasonable steps to ensure the confidentiality of any documents or information that may be disclosed pursuant to this Section 6.9, including maintaining the confidentiality thereof as required by laws, rules and regulations, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

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6.10        Operation of Business

Borrowers shall maintain all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, that Borrowers reasonably determine are necessary in the operation of their business. Borrowers shall continue to engage in a Permitted Business.

6.11        Maintenance of Records and Properties

Borrowers shall keep adequate records and books of account in which complete entries will be made in accordance with Accounting Standards. Borrowers shall maintain, keep and preserve all of their material properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

6.12        Notice of Claims

Borrowers shall promptly notify Lender in writing of all actions, suits or proceedings filed against or affecting Borrowers in any court or before any governmental commission, board, or authority which, if adversely determined, would have a Material Adverse Effect.

6.13        Environmental Covenants

Borrowers covenant that they will:

a.           Not permit the presence, use, disposal, storage or release of any Hazardous Materials on, in, or under the Real Property, except in the ordinary course of Borrowers’ business under conditions that are generally recognized to be appropriate and safe and that are in compliance with all applicable Environmental Health and Safety Laws.

b.           Not permit any substance, activity or Environmental Condition on, in, under or affecting the Real Property which is in violation of any Environmental Health and Safety Laws.

c.           Comply in all material respects with the provisions of all Environmental Health and Safety Laws.

d.           Notify Lender promptly of any discharge of Hazardous Materials, Environmental Condition, or environmental complaint or notice received from any governmental agency or any other party.

e.           Upon any discharge of Hazardous Materials or upon the occurrence of any Environmental Condition, promptly contain and remediate the same in compliance with all Environmental Health and Safety Laws, promptly pay any fine or penalty assessed in connection therewith, and promptly notify Lender of such events.

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f.            Permit Lender to inspect the Real Property for Hazardous Materials and Environmental Conditions, and to inspect all books, correspondence, and records pertaining thereto, and upon the occurrence and continuation of an Event of Default, to conduct tests thereon.

g.           Provide a Phase 1 report (including all validated and unvalidated data generated for such reports) of a qualified independent environmental engineer reasonably acceptable to Lender, reasonably satisfactory to Lender in scope, form, and content, and provide to Lender such other and further assurances reasonably satisfactory to Lender, that Borrowers are in compliance with these covenants concerning Hazardous Materials and Environmental Conditions, and that any past violation thereof has been corrected in compliance with all applicable Environmental Health and Safety Laws. Lender shall be entitled to one report every two years at Borrowers’ expense if Lender has a good faith reason to believe that there is an Environmental Condition affecting the Real Property. Upon the occurrence of a Collateral Triggering Event, such report shall be provided to Lender from time to time upon request of Lender and at Borrowers’ expense.

h.           Immediately advise Lender of any additional, supplemental, new, or other information concerning any Hazardous Materials or Environmental Conditions relating to the Real Property.

6.14        Financial Covenants

Except as otherwise provided herein, each of the accounting terms used in this Section 6.14 shall have the meanings used in accordance with Accounting Standards. Each of the financial covenants listed below shall be tested on a quarterly basis.

a.           Minimum EBITDA. Black Diamond and its Subsidiaries, on a consolidated basis, measured quarterly, shall maintain Trailing Twelve Month EBITDA as follows:

Period Ending	Minimum EBITDA
December 31, 2012	$12,000,000
March 31, 2013 through September 30, 2013	$5,000,000
December 31, 2013	$9,000,000
March 31, 2014 through June 30, 2014	$11,000,000
September 30, 2014	$13,000,000
December 31, 2014 and thereafter	$15,000,000

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EBITDA shall be adjusted on a pro forma basis for future Permitted Acquisitions, such calculations to be limited to pro forma statements filed with the Securities Exchange Commission, or if not filed with the Securities Exchange Commission, then subject to reasonable approval by Lender.

b.           Net Worth. Black Diamond and its Subsidiaries, on a consolidated basis, will maintain a Net Worth, measured at each reporting period set forth in Section 6.7 Financial Statements and Reports, of not less than $225,000,000 through the Fiscal Year End for 2012, plus an increase of $2,000,000 during each Fiscal Year thereafter.

c.           Asset Coverage. Black Diamond and its Subsidiaries, on a consolidated basis, measured at each reporting period set forth in Section 6.7 Financial Statements and Reports, shall maintain a positive amount of Asset Coverage. Asset Coverage shall be adjusted on a pro forma basis for future Permitted Acquisitions, such calculations to be limited to pro forma statements filed with the Securities Exchange Commission, or if not filed with the Securities Exchange Commission, then subject to reasonable approval by Lender.

d.           Maximum Capital Expenditures. Black Diamond and its Subsidiaries, on a consolidated basis, will not make any Capital Expenditures if, after giving effect thereto, the aggregate of all Capital Expenditures made by Borrowers, on a consolidated basis, would exceed $6,500,000 in any Fiscal Year; provided, however, that if during any Fiscal Year the amount of Capital Expenditures permitted for that year is not so utilized, such unutilized amount may be added to the maximum Capital Expenditures permitted under this Section 6.14d during the next succeeding Fiscal Year, but in no event shall the maximum Capital Expenditures during any Fiscal Year include unused amounts from any year prior to the immediately preceding Fiscal Year.

6.15        Negative Pledge

Borrowers will not, and will not allow any Subsidiary to, create, incur, assume, or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, other title retention agreement, or finance lease) of any nature, upon or with respect to any of its domestic or foreign properties or assets, now owned or hereafter acquired, or sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement under which Borrowers appears as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, except (a) those contemplated by this Loan Agreement; (b) liens arising in the ordinary course of business (such as liens of carriers, warehousemen, mechanics, repairmen, and materialmen) and other similar liens imposed by law for sums not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with Accounting Standards; (c) easements, rights of way, restrictions, minor defects or irregularities in title or other similar liens which alone or in the aggregate do not interfere in any material way with the ordinary conduct of the business of Borrowers; (d) liens for taxes and assessments not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained in accordance with Accounting Standards; (e) Permitted Liens set forth on Schedule 6.15 hereto; (f) liens securing Debt not to exceed an aggregate outstanding amount of $3,000,000, except as authorized by prior written consent of Lender; (g) pledges or deposits in the ordinary course of business in connection with workers’ compensation, employment and unemployment insurance and other social security legislation, other than any lien imposed by ERISA; (h) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, or arising as a result of process payments under government contracts to the extent required or imposed by applicable laws, all to the extent incurred in the ordinary course of business; and (i) liens granted by a Borrower in favor of a licensor under any intellectual property license agreement entered into by such Borrower, as licensee, in the ordinary course of such Borrower’s business; provided, that such liens do not encumber any property other than the intellectual property licensed by such Borrower pursuant to the applicable license agreement and the property manufactured or sold by such Borrower utilizing such intellectual property.

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Borrowers will not, and will not allow any Subsidiary to, enter into any agreement with any third party (each a “Negative Pledge”) whereby any Borrower or such Subsidiary is prohibited from creating, incurring, assuming or suffering to exist any mortgage, deed of trust, pledge, lien, security interest, hypothecation, assignment, deposit arrangement, or other preferential arrangement, charge, or encumbrance (including, without limitation, any conditional sale, other title retention agreement, or finance lease) of any nature, upon or with respect to any of its properties or assets, now owned or hereafter acquired, or from signing or filing, under the Uniform Commercial Code of any jurisdiction, a financing statement under which Borrowers or any of its Subsidiaries appear as debtor, or signing any security agreement authorizing any secured party thereunder to file such financing statement, or enter into any agreement with any third party whereby Borrowers’ or such Subsidiary’s rights to do any of the foregoing are limited or restricted in any way, other than standard and customary Negative Pledge provisions in property acquired with the proceeds of any capital lease or purchase money financing that extend and apply only to such acquired property.

6.16        Restriction on Debt

Borrowers will not, and will not allow any Subsidiary to, create, incur, assume, or suffer to exist any Debt except as permitted by this Section 6.16.

Permitted exceptions to this covenant are: (a) the Loan; (b) Intercompany Loans; (c) obligations under Hedging Transaction Documents with Lender or its affiliates; (d) Debt, not to exceed an aggregate outstanding principal amount of $3,000,000, which amount includes Existing Debt and debt authorized under Sections 6.15(e) and (f) of this Loan Agreement; (e) the Subordinated Debt; (f) any foreign currency or interest rate hedge in the ordinary course of business; (g) Debt concerning obligations under operating leases not to exceed an annual aggregate of $2,500,000 and an aggregate of $8,500,000 at any time outstanding; and (h) contingent obligations of (A) the Borrowers in respect of Debt otherwise permitted hereunder of the Borrowers, and (B) the Borrowers for customary and commercially reasonable indemnification obligations incurred in good faith in connection with any Permitted Acquisitions or otherwise in connection with contractual obligations entered into in the ordinary course of business.

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6.17        Mergers, Consolidations, Acquisitions, Sale of Assets

None of the Borrowers shall wind up, liquidate, or dissolve itself, reorganize, merge, or consolidate into, acquire, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person except (a) in connection with Permitted Acquisitions and (b) Pieps may dissolve itself at any time so long as Borrowers provide notice to Lender within 30 days after such dissolution.

“Permitted Acquisitions” means mergers, consolidations or acquisitions meeting the following requirements:

a.           At the time of completion of the Permitted Acquisition, no Event of Default which has not been waived or timely cured or event which, with the passage of time or giving of notice or both, without cure, would constitute an Event of Default, exists.

b.           Prior to closing of the Permitted Acquisition, Borrowers shall present information concerning the business conducted by the potential Permitted Acquisition to Lender and Lender shall respond to Borrowers as to whether or not the potential Permitted Acquisition is deemed to be a Permitted Business within five Banking Business Days.

c.           Prior to the closing of the Permitted Acquisition, Borrowers shall have provided Lender with a pro forma compliance certificate in the form provided in Section 6.7 Financial Statements and Reports, showing that upon completion of the Permitted Acquisition, Borrowers will be in compliance with the financial covenants provided in Section 6.14 Financial Covenants. The method and information used in the calculation of the financial covenants for the pro forma compliance certificate shall be reasonably acceptable to Lender.

d.           If the Permitted Acquisition is a merger or a consolidation, either (i) one of the Borrowers will be the surviving entity, (ii) the acquired company will become a majority-owned Subsidiary of one of the Borrowers, or (iii) Borrower will comply with Section 6.17f.

e.           If the Permitted Acquisition is an acquisition of ownership interests in a company, the acquired company will be a majority-owned Subsidiary of one of the Borrowers.

f.            If the Permitted Acquisition is an acquisition of a majority of the ownership interests in a company or is a merger where a Borrower is not the surviving company and the company is not a foreign Subsidiary, Borrowers must comply with Section 6.21 Subsidiaries.

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6.18        Joint Ventures and Investments

No Borrower will make any capital contribution to or investment in, or purchase any stock or other Equity Interest of, any other Person, except in connection with Permitted Acquisitions or any joint venture meeting the following requirements (the “Permitted Joint Ventures”):

a.           At the time of completion of the proposed Permitted Joint Venture, no Event of Default which has not been waived or timely cured or event which, with the passage of time or giving of notice or both, without cure, would constitute an Event of Default, exists.

b.           At no time shall Borrowers own less than 45% of the interests in the proposed Permitted Joint Venture. If at any time Borrowers own more than 50% of the interests in the proposed Permitted Joint Venture, such Permitted Joint Venture must comply with Section 6.21 Subsidiaries.

c.           At all times Borrowers shall have control of the proposed Permitted Joint Venture. For purposes of this Section control means Borrowers have a “financial controlling interest” determined in accordance with Accounting Standards.

d.           The aggregate amount of consideration paid by Borrowers for the proposed Permitted Joint Venture and all other Permitted Joint Ventures during the preceding three year period shall not exceed $3,000,000.

6.19        Change in Control

a.           No Change of Control of Black Diamond shall occur.

“Change of Control” means (i) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 40% or more of the outstanding common stock of Black Diamond, other than a “person” or “group” that includes Warren B. Kanders; or (ii) during any 24-month period individuals who at the beginning of such period constituted the Board of Directors of Black Diamond (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of Black Diamond was approved by a vote of a majority of the directors who either were directors at the beginning of such period or whose election or nomination was previously so approved) ceasing for any reason to constitute a majority of the Board of Directors of Black Diamond.

b.           Black Diamond shall own, either directly or indirectly, all of the equity interests of each of the other Borrowers.

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6.20        Loans and Distributions

Black Diamond shall not (i) declare or pay any dividends, (ii) purchase, redeem, retire or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, (iii) make any distribution of assets to its stockholders, investors, or equity holders, whether in cash, assets, or in obligations of Borrowers, (iv) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its Equity Interests, or (v) make any other distribution by reduction of capital or otherwise in respect of any shares of its Equity Interests; provided, however Borrowers may make redemptions, repurchases and distributions: (a) after the repayment in full of the Term Loan and Acquisition Loan, (b) so long as Borrowers are in pro forma compliance with the financial covenants set forth in Section 6.14 Financial Covenants, and (c) Borrowers do not draw on the Revolving Loan to make such redemptions, repurchases and distributions unless Black Diamond demonstrates to Lender to Lender’s satisfaction (which determination shall be in Lender’s sole discretion) that such use of the Revolving Loan will not impair Black Diamond’s liquidity and availability under the Revolving Loan for funding Capital Expenditures, seasonal working capital and other corporate obligations and operational cash requirements.

Borrowers shall not make any loans or pay any advances of any nature whatsoever to any Person, except advances in the ordinary course of business to vendors, suppliers, and contractors and Intercompany Loans. Borrowers shall notify Lender in writing within ten days after amending or creating a new Intercompany Loan, which amendment or new Intercompany Loan agreement shall be substantially in the form of Exhibit B.

6.21        Subsidiaries

Any Borrower may directly or indirectly create or form any Subsidiaries (other than pursuant to Permitted Acquisitions, which are governed by Section 6.17 Mergers, Consolidations, Acquisitions, Sale of Assets and Permitted Joint Ventures, which are governed by Section 6.18 Joint Ventures) as long as such Borrower and the other specified parties comply with the remainder of this Section. If any Borrower, directly or indirectly, creates, forms or acquires any domestic Subsidiary on or after the Effective Date, such Borrower will, and will cause such Subsidiary to, not more than 30 days after the consummation of the creation, formation or acquisition of such Subsidiary, (a) deliver to Lender a summary providing a reasonably detailed description of such Subsidiary and the current terms and conditions of the proposed creation, formation or acquisition of such Subsidiary in writing, and (b) cause such Subsidiary to (i) join in the obligations of Borrowers under the Loan Documents as a co-borrower by executing a Joinder Agreement, and (ii) deliver such other documentation and take such other actions as reasonably required by Lender in connection with the foregoing. Borrowers hereby consent and agree to the addition of any such Subsidiary as an additional Borrower hereunder through the execution of the Joinder Agreement.

6.22        Subordinated Debt

Upon execution of each promissory note constituting Subordinated Debt, Borrowers and the payee on the promissory note shall simultaneously execute and promptly deliver to Lender a subordination agreement in substantially the form of Exhibit D hereto.

Payments of principal under the Subordinated Debt may be made only: (a) after the repayment in full of the Term Loan and Acquisition Loan, (b) so long as Borrowers are in pro forma compliance with the financial covenants set forth in Section 6.14 Financial Covenants and (c) Borrowers do not draw on the Revolving Loan to repay such Subordinated Debt unless Black Diamond demonstrates to Lender to Lender’s satisfaction (which determination shall be in Lender’s sole discretion) that such use of the Revolving Loan will not impair Black Diamond’s liquidity and availability under the Revolving Loan for funding Capital Expenditures, seasonal working capital and other corporate obligations and operational cash requirements.

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7.	Default

7.1          Events of Default

Time is of the essence of this Loan Agreement. The occurrence of any of the following events shall constitute a default under this Loan Agreement and under the Loan Documents and shall be termed an “Event of Default”:

a.           Default in the payment when due of any amount payable by the Loan Parties hereunder or under the Loan Documents.

b.           Any representation, warranty, or financial statement made by or on behalf of Borrowers in any of the Loan Documents, or any document contemplated by the Loan Documents, is materially false or materially misleading.

c.           Default in the performance or observance by any Loan Party of any term, covenant or agreement contained in this Agreement or any other Loan Document.

d.           Any indebtedness of Borrowers or Subsidiaries in an aggregate amount in excess of one million seven hundred fifty thousand dollars ($1,500,000) under any note, indenture or any other debt instrument is accelerated, excluding this Loan.

e.           Default or an event which, with the passage of time or the giving of notice or both, would constitute a default, by Borrowers or Subsidiaries, having an aggregate liability to the Borrowers in excess of one million seven hundred fifty thousand dollars ($1,500,000), occurs on any note, indenture, contract, agreement or any other debt instrument.

f.            Borrowers are dissolved or substantially cease business operations.

g.           A receiver, trustee, or custodian is appointed for any part of Borrowers’ property, or any part of Borrowers’ property is assigned for the benefit of creditors.

h.           Any proceeding is commenced or petition filed under any bankruptcy or insolvency law by or against Borrowers.

i.            Any judgment or regulatory fine is entered against Borrowers which could be reasonably expected to have a Material Adverse Effect.

j.            Borrowers become insolvent or fail to pay their debts as they mature.

k.           Default occurs or Borrowers fail to comply with any term in any Hedging Transaction Document.

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7.2          Cure Periods

Borrowers shall not be entitled to any notice of an Event of Default. Borrowers shall not have any right to cure any Event of Default under Section 7.1(a), (f), (g), (h), (i), (j), or (k). For any other Event of Default, Borrowers may cure such default within ten (10) Banking Business Days of the occurrence of the default, or if it is commercially unreasonable to cure such default within ten Banking Business Days and with Lender's consent, within such longer period of time as is reasonably necessary to accomplish the cure, provided (i) Borrowers promptly commence such cure, (ii) such cure period does not exceed 90 days under any circumstances, and (iii) Borrowers shall pay to Lender all of Lender’s reasonable costs to confirm that the Event of Default has been cured. If an Event of Default is cured, provided Borrowers immediately pay all of Lender’s reasonable enforcement costs, including attorneys’ fees, incurred through the date Lender received notice of the cure, Lender shall cease its enforcement actions and remedies, including any acceleration remedy provided herein or elsewhere in the Loan Documents, and the parties shall proceed under the Loan Documents as if no default has occurred. Notwithstanding Lender’s obligation to terminate its remedies upon a cure as set forth above, Lender shall have no obligation to suspend or delay its enforcement of its rights and remedies under the Loan Documents and at law during any applicable cure period after the expiration of the initial ten Banking Business Days. In no event shall Borrowers have the right to cure Events of Default more than three times during the term of this Agreement.

An Event of Default shall not exist during any cure period. If the cure period expires without Borrowers having cured the Event of Default and the Event of Default is not waived, the Event of Default shall be deemed to have occurred as of the date the event or omission giving rise to the Event of Default first occurred. Furthermore, if during the cure period any proceeding is commenced or petition filed under any bankruptcy or insolvency law by or against Borrowers, the cure period shall terminate upon such commencement or filing and the Event of Default shall be deemed to have occurred as of the date the event or omission giving rise to the Event of Default first occurred.

7.3          No Waiver of Event of Default

No course of dealing or delay or failure to assert any Event of Default shall constitute a waiver of that Event of Default or of any prior or subsequent Event of Default.

8.	Remedies

8.1          Remedies upon Event of Default

Upon the occurrence of an Event of Default, and at any time thereafter, all or any portion of the obligations due or to become due from Borrowers to Lender, whether arising under this Loan Agreement, the Promissory Note, or otherwise, at the option of Lender and without notice to Borrowers of the exercise of such option, shall accelerate and become at once due and payable in full, and Lender shall have all rights and remedies created by or arising from the Loan Documents, and all other rights and remedies existing at law, in equity, or by statute.

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Additionally, Lender shall have the right, immediately and without prior notice or demand, to set off against Borrowers’ obligations to Lender, whether or not due, all money and other amounts owed by Lender in any capacity to Borrowers, including, without limitation, checking accounts, savings accounts, and other depository accounts, and Lender shall be deemed to have exercised such right of setoff and to have made a charge against any such money or amounts immediately upon occurrence of an Event of Default, even though such charge is entered on Lender’s books subsequently thereto.

8.2          Rights and Remedies Cumulative

The rights and remedies herein conferred are cumulative and not exclusive of any other rights or remedies and shall be in addition to every other right, power, and remedy that Lender may have, whether specifically granted herein or hereafter existing at law, in equity, or by statute. Any and all such rights and remedies may be exercised from time to time and as often and in such order as Lender may deem expedient.

8.3          No Waiver of Rights

No delay or omission in the exercise or pursuance by Lender of any right, power, or remedy shall impair any such right, power, or remedy or shall be construed to be a waiver thereof.

9.	General Provisions

9.1          Governing Agreement

In the event of conflict or inconsistency between this Loan Agreement and the other Loan Documents, excluding the Promissory Note and any Hedging Transaction Document, the terms, provisions and intent of this Loan Agreement shall govern.

9.2          Borrowers’ Obligations Cumulative

Every obligation, covenant, condition, provision, warranty, agreement, liability, and undertaking of Borrowers contained in the Loan Documents shall be deemed cumulative and not in derogation or substitution of any of the other obligations, covenants, conditions, provisions, warranties, agreements, liabilities, or undertakings of Borrowers contained herein or therein.

9.3          Co-Borrowers

All obligations of Borrowers under this Loan Agreement and the Loan Documents shall be joint and several. Each reference to Borrowers in the Loan Documents shall be deemed to refer to each Borrower individually and collectively and each obligation to be performed by Borrowers hereunder shall be performed by each Borrower.

Each of the Borrowers hereby irrevocably appoints the other as its agent and attorney-in-fact for all purposes related to the Loan Documents, including, without limitation, making requests for advances, giving and receiving of notices and other communications, and the making of all certifications and reports required pursuant to the Loan Documents. The action of any of the Borrowers with respect to any advance and the requests, notices, reports and other materials submitted by any of the Borrowers shall bind each of the Borrowers.

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Lender shall have no responsibility to inquire into the apportionment, allocation or disposition of any advances.

Each of the Borrowers hereby agrees to indemnify Lender and to hold Lender harmless, pursuant to Section 9.12 Indemnification, from and against any and all liabilities and damages (including contract, tort and equitable claims) which may be awarded against Lender, and for all reasonable attorneys fees, legal expenses and other expenses incurred in defending such claims, arising from or related in any manner to the joint nature of the borrowings hereunder or the status of Borrowers as co-borrowers.

Each of the Borrowers represents and warrants that each of the Borrowers is engaged in operations that require financing on such a joint basis with each other and that each of the Borrowers will derive benefit, directly or indirectly, from the advances made under the Loan Agreement.

Each of the Borrowers shall be a direct, primary and independent obligor and shall not be a guarantor, accommodation party or other Person secondarily liable for the Loan, on the Promissory Note, or under any of the Loan Documents.

9.4          Payment of Expenses and Attorney’s Fees

Borrowers shall pay all reasonable expenses of Lender relating to the negotiation, drafting of documents, documentation of the Loan, and administration and supervision of the Loan, including, without limitation, title insurance, recording fees, filing fees, and reasonable attorneys fees and legal expenses, whether incurred in making the Loan, in future amendments or modifications to the Loan Documents, or in ongoing administration and supervision of the Loan.

Upon occurrence of an Event of Default which has not been waived or timely cured, Borrowers agree to pay appraisal fees, environmental inspection fees and field examination expenses upon request of Lender, and all costs and expenses, including reasonable attorney fees and legal expenses, incurred by Lender in enforcing, or exercising any remedies under, the Loan Documents, and any other rights and remedies.

Borrowers agree to pay all expenses, including reasonable attorney fees and legal expenses, incurred by Lender in any bankruptcy proceedings of any type involving Borrowers, the Loan Documents, including, without limitation, expenses incurred in modifying or lifting the automatic stay, determining adequate protection, use of cash collateral or relating to any plan of reorganization.

9.5          Right to Perform for Borrowers

During the existence of an Event of Default, Lender may, in its sole discretion and without any duty to do so, elect to discharge taxes, tax liens, security interests, or any other encumbrance upon any property or asset of Borrowers, to pay any filing, recording, or other charges payable by Borrowers, or to perform any other obligation of Borrowers under this Loan Agreement.

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9.6          Assignability

Borrowers may not assign or transfer any of the Loan Documents and any such purported assignment or transfer is void.

Lender may assign or transfer any of the Loan Documents with the consent of Borrowers, which consent shall not be unreasonably withheld or delayed; provided, however, that no consent of Borrowers shall be required (a) so long as an Event of Default has occurred and is continuing; or (b) for Lender to pledge or assign a security interest in all or any portion of its rights under this Agreement, the Promissory Note or any other Loan Document to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or Federal Home Loan Bank. Funding of the Loan may be provided by an Affiliate of Lender.

9.7          Third Party Beneficiaries

The Loan Documents are made for the sole and exclusive benefit of Borrowers and Lender and are not intended to benefit any other third party. No third party may claim any right or benefit or seek to enforce any term or provision of the Loan Documents.

9.8          Governing Law

The Loan Documents shall be governed by and construed in accordance with the laws of the State of Utah, except to the extent that any such document expressly provides otherwise.

9.9          Severability of Invalid Provisions

Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10        Interpretation of Loan Agreement

The article and section headings in this Loan Agreement are inserted for convenience only and shall not be considered part of the Loan Agreement nor be used in its interpretation.

All references in this Loan Agreement to the singular shall be deemed to include the plural when the context so requires, and vice versa. References in the collective or conjunctive shall also include the disjunctive unless the context otherwise clearly requires a different interpretation.

9.11        Survival and Binding Effect of Representations, Warranties, and Covenants

All agreements, representations, warranties, and covenants made herein by Borrowers shall survive the execution and delivery of this Loan Agreement and shall continue in effect so long as any obligation to Lender contemplated by this Loan Agreement is outstanding and unpaid, notwithstanding any termination of this Loan Agreement. All agreements, representations, warranties, and covenants made herein by Borrowers shall survive any bankruptcy proceedings involving Borrowers. All agreements, representations, warranties, and covenants in this Loan Agreement shall bind the party making the same, its successors and, in Lender’s case, assigns, and all rights and remedies in this Loan Agreement shall inure to the benefit of and be enforceable by each party for whom made, their respective successors and, in Lender’s case, assigns.

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9.12        Indemnification

Borrowers hereby agree to indemnify Lender for all liabilities and damages (including contract, tort and equitable claims) which may be awarded against Lender, and for all reasonable attorneys fees, legal expenses and other expenses incurred in defending such claims, arising from or relating in any manner to the negotiation, execution or performance by Lender of the Loan Documents, excluding only claims based upon breach or default by Lender or gross negligence or willful misconduct of Lender. Lender shall have sole and complete control of the defense of any such claims and is hereby given authority to settle or otherwise compromise any such claims as Lender in good faith determines shall be in its best interests.

9.13        Environmental Indemnification

Borrowers shall indemnify Lender for any and all claims and liabilities, and for damages which may be awarded or incurred by Lender, and for all reasonable attorney fees, legal expenses, and other out-of-pocket expenses arising from or related in any manner, directly or indirectly, to (i) Hazardous Materials located on, in, or under the Real Property; (ii) any Environmental Condition on, in, or under the Real Property; (iii) any material violation of or non compliance with any Environmental Health and Safety Law; (iv) any material breach or violation of Section 5.11 Environmental Representations and Warranties and/or Section 6.13 Environmental Covenants; and/or (v) any activity or omission, whether occurring on or off the Real Property, whether prior to or during the term of the loans secured hereby, and whether by Borrowers or any other Person, relating to Hazardous Materials or an Environmental Condition. The indemnification obligations of Borrowers under this Section shall survive any reconveyance, release, or foreclosure of the Real Property, any transfer in lieu of foreclosure, and satisfaction of the obligations secured hereby.

Lender shall have the sole and complete control of the defense of any such claims. Lender is hereby authorized to settle or otherwise compromise any such claims as Lender in good faith determines shall be in its best interests.

9.14        Interest on Expenses and Indemnification, Order of Application

All expenses, out-of-pocket costs, attorneys fees and legal expenses, amounts advanced in performance of obligations of Borrowers, and indemnification amounts owing by Borrowers to Lender under or pursuant to this Loan Agreement and/or the Promissory Note shall be due and payable upon demand. If not paid upon demand, all such obligations shall bear interest at the default rate provided in the Promissory Note from the date of disbursement until paid to Lender, both before and after judgment. Lender is authorized to disburse funds under the Promissory Note for payment of all such obligations.

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All payments and recoveries shall be applied to payment of the foregoing obligations, the Promissory Note, and all other amounts owing to Lender by Borrowers in such order and priority as determined by Lender. Unless provided otherwise in the Promissory Note, payments on the Promissory Note shall be applied first to accrued interest and the remainder, if any, to principal.

9.15        Limitation of Consequential Damages

Lender and its officers, directors, employees, representatives, agents, and attorneys, shall not be liable to Borrowers for consequential damages arising from or relating to any breach of contract, tort, or other wrong in connection with the negotiation, documentation, administration or collection of the Loan.

9.16        Waiver and Release of Claims

Each Borrower hereby (i) represents that neither Borrowers nor any affiliate or principal of Borrowers have any defenses to or setoffs against any obligations owing by Borrowers, or by Borrowers’ affiliates or principals, to Lender or Lender’s affiliates, nor any claims against Lender or Lender’s Affiliates for any matter whatsoever, related or unrelated to the Loan Documents or any obligations under the Loan Documents, and (ii) releases Lender and Lender’s affiliates, officers, directors, employees, representatives and agents from all claims, causes of action, and costs, in law or equity, known or unknown, whether or not matured or contingent, existing as of the date hereof that Borrowers have or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Loan, including the subject matter of the Loan Documents. The foregoing release does not apply, however, to claims for future performance of express contractual obligations that mature after the date hereof that are owing to Borrowers by Lender or Lender’s affiliates. Borrowers acknowledge that Lender has been induced to enter into or continue the obligations by, among other things, the waivers and releases in this paragraph.

9.17        Revival Clause

If the incurring of any debt by Borrowers or the payment of any money or transfer of property to Lender by or on behalf of Borrowers should for any reason subsequently be determined to be “voidable” or “avoidable” in whole or in part within the meaning of any state or federal law (collectively “voidable transfers”), including, without limitation, fraudulent conveyances or preferential transfers under the United States Bankruptcy Code or any other federal or state law, and Lender is required to repay or restore any voidable transfers or the amount or any portion thereof, or upon the advice of Lender’s counsel is advised to do so, then, as to any such amount or property repaid or restored, including all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrowers shall automatically be revived, reinstated and restored and shall exist as though the voidable transfers had never been made.

9.18        Jury Trial Waiver, Arbitration, and Class Action Waiver

This Section contains a jury waiver, arbitration clause, and a class action waiver. READ IT CAREFULLY.

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a.           Jury Trial Waiver. As permitted by applicable law, Borrowers and Lender each waive their respective rights to a trial before a jury in connection with any Dispute (as “Dispute” is hereinafter defined), and Disputes shall be resolved by a judge sitting without a jury. If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration (“Arbitration Order”).

b.           Arbitration. If a claim, dispute, or controversy arises between Borrowers and Lender with respect to the Loan Documents, or any other agreement or business relationship between Borrowers and/or Lender whether or not related to the subject matter of this Agreement (all of the foregoing, a “Dispute”), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, any of the parties may require that the Dispute be resolved by binding arbitration before a single arbitrator at the request of any party. By agreeing to arbitrate a Dispute, Borrowers and Lender give up any right they may have to a jury trial, as well as other rights they would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum (“Administrator”) as selected by the initiating party. If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. Disputes include matters relating to a deposit account, application for or denial of credit, enforcement of any of the obligations the parties have to each other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, including but not limited to the validity, enforceability, meaning, or scope of this arbitration provision, and including a dispute based on or arising from an alleged tort or matters involving either Borrowers’ or Lender’s employees, agents, affiliates, or assigns of a party. However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court. If a third party is a party to a Dispute, Borrowers and Lender each will consent to including the third party in the arbitration proceeding for resolving the Dispute with the third party. Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if there is no agreement, in Salt Lake City, Utah.

After entry of an Arbitration Order, the non-moving party shall commence arbitration. The moving party shall, at its discretion, also be entitled to commence arbitration but is under no obligation to do so, and the moving party shall not in any way be adversely prejudiced by electing not to commence arbitration. The arbitrator will (i) hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment, (ii) will render a decision and any award applying applicable law, (iii) give effect to any limitations period in determining any Dispute or defense, (iv) enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable, (v) with regard to motions and the arbitration hearing, apply rules of evidence governing civil cases, and (vi) apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

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Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. The provisions of this arbitration provision shall survive any termination, amendment, or expiration of this Agreement. If the terms of this provision vary from the Administrator’s rules, this arbitration provision shall control.

c.           Class Action Waiver. BORROWERS AND LENDER EACH WAIVE THE RIGHT TO LITIGATE IN COURT OR ARBITRATE ANY CLAIM OR DISPUTE AS A CLASS ACTION, EITHER AS A MEMBER OF A CLASS OR AS A REPRESENTATIVE, OR TO ACT AS A PRIVATE ATTORNEY GENERAL.

d.           Reliance. Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this section.

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9.19        Consent to Utah Jurisdiction and Exclusive Jurisdiction of Utah Courts

Borrowers acknowledge that by execution and delivery of the Loan Documents Borrowers have transacted business in the State of Utah and the parties voluntarily submit to, consent to, and waive any defense to the jurisdiction of courts located in the State of Utah as to all matters relating to or arising from the Loan Documents and/or the transactions contemplated thereby. EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER AND EXCEPT AS PROVIDED IN THE ARBITRATION PROVISIONS ABOVE, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES, ARISING UNDER OR RELATING TO THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY. NO LAWSUIT, PROCEEDING, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THE LOAN DOCUMENTS AND/OR THE TRANSACTIONS CONTEMPLATED THEREBY MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER.

9.20        Joint and Several Liability

Borrowers shall each be jointly and severally liable for all obligations and liabilities arising under the Loan Documents.

9.21        Notices

All notices or demands by any party to this Loan Agreement (excluding notices concerning any Hedging Transaction Document) shall, except as otherwise provided herein, be in writing and may be sent by certified mail, return receipt requested. Notices so mailed shall be deemed received when deposited in a United States post office box, postage prepaid, properly addressed to Borrowers or Lender at the mailing addresses stated herein or to such other addresses as Borrowers or Lender may from time to time specify in writing. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

Mailing addresses:

Lender:

Zions First National Bank

Corporate Banking Group

One South Main, Suite 200

Salt Lake City, Utah 84111

Attention: Michael R. Brough

Senior Vice President

With a copy to:

Holland & Hart LLP

222 South Main Street, Suite 2200

Salt Lake City, Utah 84101

Attention: Scott R. Irwin, Esq.

With respect to all Borrowers:

c/o Black Diamond, Inc.

2084 East 3900 South

Salt Lake City, Utah 84124

Attention: Executive Chairman and Chief Executive Officer

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With a copy to:

Kane Kessler, P.C.

1350 Avenue of the Americas, 26th Floor

New York, New York 10019

Attention: Robert L. Lawrence, Esq.

9.22        Duplicate Originals; Counterpart Execution

Two or more duplicate originals of the Loan Documents may be signed by the parties, each duplicate of which shall be an original but all of which together shall constitute one and the same instrument. Any Loan Document may be executed in several counterparts, without the requirement that all parties sign each counterpart. Each of such counterparts shall be an original, but all counterparts together shall constitute one and the same instrument.

9.23        Disclosure of Financial and Other Information

Borrowers hereby consent to Lender disclosing to any other lender who may participate in the Loan any and all information, knowledge, reports, and records, including, without limitation, financial statements, relating in any manner whatsoever to the Loan and Borrowers; ; provided, however, that Lender shall take reasonable steps to ensure the confidentiality of any documents or information that may be disclosed pursuant to this Section 9.23, including maintaining the confidentiality thereof as required by laws, rules and regulations, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

9.24        Integrated Agreement and Subsequent Amendment

The Loan Documents constitute the entire agreement between Lender and Borrowers and may not be altered or amended except by written agreement signed by Lender and Borrowers. PURSUANT TO UTAH CODE SECTION 25-5-4, BORROWERS ARE NOTIFIED THAT THESE AGREEMENTS ARE A FINAL EXPRESSION OF THE AGREEMENT BETWEEN LENDER AND BORROWERS AND THESE AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT.

All prior and contemporaneous agreements, arrangements and understandings between the parties hereto as to the subject matter hereof are, except as otherwise expressly provided herein, rescinded.

This Amended and Restated Loan Agreement restates, replaces and supersedes in its entirety, but does not extinguish or novate, the Original Loan Agreement.

[Signatures Pages Follow]

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IN WITNESS WHEREOF, this Loan Agreement was executed and becomes effective as of the Effective Date.

Lender:

Zions First National Bank

By:	/s/ Michael R. Brough
Name:	Michael R. Brough
Title:	Senior Vice President

Borrowers:

Black Diamond Equipment, Ltd.

By:	/s/ Robert Peay
Name:	Robert Peay
Title:	Chief Financial Officer and Secretary

Black Diamond Retail, Inc.

By:	/s/ Robert Peay
Name:	Robert Peay
Title:	Chief Financial Officer and Secretary

Black Diamond, Inc.

By:	/s/ Robert Peay
Name:	Robert Peay
Title:	Chief Financial Officer, Secretary
and Treasurer

Everest/Sapphire Acquisition, LLC

By:	/s/ Robert Peay
Name:	Robert Peay
Title:	Secretary and Treasurer

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Gregory Mountain Products, LLC

By:	/s/ Robert Peay
Name:	Robert Peay
Title:	Treasurer

POC USA, LLC

By:	/s/ Robert Peay
Name:	Robert Peay
Title:	Secretary and Treasurer

BD European Holdings, LLC

By:	/s/ Robert Peay
Name:	Robert Peay
Title:	Secretary and Treasurer

Pieps Corporation

By:	/s/ Robert Peay
Name:	Robert Peay
Title:	Secretary and Treasurer

PIEPS Service, LLC

By:	/s/ Robert Peay
Name:	Robert Peay
Title:	Secretary and Treasurer

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TABLE OF CONTENTS

1.	Definitions		1
	1.1	Definitions	1
	1.2	Terms Generally	9
2.	The Loan		9
	2.1	Term Loan	9
	2.2	Revolving Loan	10
	2.3	Acquisition Loan	12
	2.4	Disbursements under the Loan	13
	2.5	Automatic Payment	13
	2.6	Funding Fee	13
	2.7	Late Fee	13
	2.8	Consideration Among Co-Borrowers	14
3.	Security for Loan		14
	3.1	Collateral	14
4.	Conditions to Loan Disbursements		14
	4.1	Conditions to Initial Loan Disbursements	14
	4.2	Conditions to Subsequent Loan Disbursements	15
	4.3	No Default, Adverse Change, False or Misleading Statement	16
5.	Representations and Warranties		16
	5.1	Organization and Qualification	16
	5.2	Authorization	17
	5.3	Corporate Relationships	17
	5.4	No Governmental Approval Necessary	17
	5.5	Accuracy of Financial Statements	17
	5.6	No Pending or Threatened Litigation	18
	5.7	Full and Accurate Disclosure	18
	5.8	Compliance with ERISA	18
	5.9	Compliance with USA Patriot Act	19
	5.10	Compliance with All Other Applicable Law	19
	5.11	Environmental Representations and Warranties	19

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	5.12	Operation of Business	20
	5.13	Payment of Taxes	20
	5.14	Solvency	20
6.	Borrowers’ Covenants		20
	6.1	Use of Proceeds	20
	6.2	Continued Compliance with ERISA	21
	6.3	Continued Compliance with USA Patriot Act	21
	6.4	Continued Compliance with Applicable Law	21
	6.5	Prior Consent for Amendment or Change	21
	6.6	Payment of Taxes and Obligations	21
	6.7	Financial Statements and Reports	21
	6.8	Insurance	22
	6.9	Inspection	22
	6.10	Operation of Business	23
	6.11	Maintenance of Records and Properties	23
	6.12	Notice of Claims	23
	6.13	Environmental Covenants	23
	6.14	Financial Covenants	24
	6.15	Negative Pledge	25
	6.16	Restriction on Debt	26
	6.17	Mergers, Consolidations, Acquisitions, Sale of Assets	27
	6.18	Joint Ventures and Investments	28
	6.19	Change in Control	28
	6.20	Loans and Distributions	29
	6.21	Subsidiaries	29
	6.22	Subordinated Debt	29
7.	Default		30
	7.1	Events of Default	30
	7.2	Cure Periods	31
	7.3	No Waiver of Event of Default	31
8.	Remedies		31
	8.1	Remedies upon Event of Default	31

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	8.2	Rights and Remedies Cumulative	32
	8.3	No Waiver of Rights	32
9.	General Provisions		32
	9.1	Governing Agreement	32
	9.2	Borrowers’ Obligations Cumulative	32
	9.3	Co-Borrowers	32
	9.4	Payment of Expenses and Attorney’s Fees	33
	9.5	Right to Perform for Borrowers	33
	9.6	Assignability	34
	9.7	Third Party Beneficiaries	34
	9.8	Governing Law	34
	9.9	Severability of Invalid Provisions	34
	9.10	Interpretation of Loan Agreement	34
	9.11	Survival and Binding Effect of Representations, Warranties, and Covenants	34
	9.12	Indemnification	35
	9.13	Environmental Indemnification	35
	9.14	Interest on Expenses and Indemnification, Order of Application	35
	9.15	Limitation of Consequential Damages	36
	9.16	Waiver and Release of Claims	36
	9.17	Revival Clause	36
	9.18	Jury Trial Waiver, Arbitration, and Class Action Waiver	36
	9.19	Consent to Utah Jurisdiction and Exclusive Jurisdiction of Utah Courts	39
	9.20	Joint and Several Liability	39
	9.21	Notices	39
	9.22	Duplicate Originals; Counterpart Execution	40
	9.23	Disclosure of Financial and Other Information	40
	9.24	Integrated Agreement and Subsequent Amendment	40

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